Exhibit 23.6

IDTechEx Ltd.

Downing Park

Swaffham Bulbeck

Cambridge

CB5 0NB

United Kingdom

January 3, 2007

We hereby consent to the use of our firm’s name, IDTechEx Ltd, in the registration statement on Form S-1 (File No. 333-130754) filed by VeriChip Corporation with the U.S. Securities and Exchange Commission and any amendments to such registration statement, and to the inclusion of the references to our report entitled “RFID in Healthcare 2006-2016” in the prospectus which is part of said registration statement on Form S-1 and any amendments to such registration statement.

Very truly yours,

IDTechEx Ltd

/s/ Glyn Holland

Name: Glyn Holland

Title:    Senior Editor